EXHIBIT 99.1


                           Greater Community Bancorp
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com
                            ------------------------

                              FOR IMMEDIATE RELEASE

    Greater Community Bancorp Reports Third Quarter 2004 EPS of $0.26, up 18%


TOTOWA, N.J.--(BUSINESS WIRE)--October 20, 2004--Anthony M. Bruno, Jr., Chairman and CEO of Greater Community Bancorp (NASDAQ: GFLS), reported net income of $1.98 million for the third quarter 2004, an increase of 19% above the $1.66 million reported for the third quarter of 2003. Diluted earnings per share were $0.26, an increase of $0.04 over the $0.22 reported for the prior-year quarter. For the first nine months of 2004, the Company reported net income of $5.63 million, an increase of 16.5% over the $4.83 million reported for the first nine months of 2003. Diluted earnings per share were $0.74 for the nine months ended September 30, 2004, an increase of 19% over the $0.62 for the same period in 2003. Earnings improvement reflects continued strong loan growth.


Mr. Bruno commented, "We are pleased with our record loan growth this quarter in a highly competitive environment. Total loans rose $45.1 million or 8.28% compared to the linked quarter. Commercial real estate loans led the way, coupled with increases in business loans and residential mortgages. In addition, our loan officers continue to build a healthy pipeline of future loan closings.


"Greater Community has traditionally focused on the commercial side of banking to drive its revenue growth. During the third quarter, the Company introduced a new small business loan program called "FASTRACK" which features a response to our borrowers within two business days. We are also adding several new initiatives to improve our retail penetration. We introduced Sunday banking for the convenience of our customers at strategic locations within our market area, and we have plans to expand our retail branch network in areas which we feel are under-served by community banks.


"In September, our Board declared a $0.12 per share quarterly cash dividend, which represents an annualized cash dividend of $0.48 per share. We are pleased to share our success and reward our shareholders for their commitment to Greater Community Bancorp."








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Net interest income  increased  13.2% to $7.01 million,  reflecting the combined impact of a 5.9% growth in average earnings assets and a 26 basis point increase in the net interest margin to 3.81%. Mr. Bruno noted that the recent increases in the prime rate as well as potential future increases should continue to favorably impact the Company's net interest margin going forward.


Non-interest income for the third quarter of 2004 was $1.60 million, a 46.8% decline from the prior-year third quarter as a result of decreased gains on the sale of investment securities. Excluding securities gains, non-interest income was $1.30 million in the current quarter compared with $1.68 million last year.


Non-interest expense for the third quarter 2004 declined 3.3% to $5.51 million from the same quarter in 2003. Salaries and benefits declined 11.5% in the third quarter of this year compared with the same period in the prior year. Third quarter of 2003 included compensation expense paid relating to a separation package for a former executive officer. Regulatory and professional fee expense increased 35.2% over the year-ago quarter as a result of the Company's requirements to meet new regulatory compliance guidelines. The efficiency ratio improved to 66.2% from 72.3% in last year's third quarter.


At September 30, 2004, assets were $811.93 million, an increase of 6.5% over September 30, 2003. Loan growth of $89.60 million, or 17.9% year-over-year was derived primarily from commercial real estate loans. Loan growth was funded primarily by growth in deposits and maturities of investment securities. Deposits increased 5.7% to $610.18 million, and the majority of the increase was in interest-bearing deposits.


Mr. Bruno noted, "Asset quality continues to be strong. We have a low level of charge-offs and a well-funded reserve for loan and lease losses." Nonperforming assets were 0.47% of total assets this quarter compared with 0.31% a year ago. Loan loss reserves were 1.48% of period-end loans.

Shareholders' equity totaled $55.08 million at September 30, 2004, growing 14.7% from twelve months ago. Shares outstanding at quarter-end were 7.4 million.

About the Company


Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. The banking subsidiaries provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company through its banking subsidiary, Greater Community Bank, owns an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value).


Forward-Looking Statements


This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the





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financial  condition and results of operations,  including  without  limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed
with  the  Securities  and  Exchange  Commission.   The  Company  undertakes  no
obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT At Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com
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SOURCE: Greater Community Bancorp